                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Mercantile Bancorporation Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 of Firstar Corporation of our report dated January 20, 1999, with respect to the consolidated balance sheets of Mercantile Bancorporation Inc. and subsidiaries as of December 31, 1998, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 1998, which report appears in the Form 8-K of Firstar Corporation dated May 4, 1999 (as amended on May 19, 1999).

St. Louis, Missouri
June 4, 1999